Exhibit 10.1
STOCK REPURCHASE AGREEMENT
THIS STOCK REPURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 28, 2015 by and between George K. Broady (“Seller”) and Natural Health Trends Corp., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, on July 28, 2015, the Company publicly disclosed a stock repurchase program (the “Program”) for the purchase of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”);
WHEREAS, in furtherance of the Program, contemporaneously with its entry into this Agreement, the Company has or will establish a repurchase plan (the “Purchase Plan”) with its broker (the “Broker”) under the Program in compliance with the requirements of Rule 10b5-1(c)(1) and Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
WHEREAS, Seller owns of record 629,774 shares of Common Stock (“Seller Stock”); and
WHEREAS, Seller wishes to sell to the Company, and the Company wishes to buy from Seller, some shares of Seller Stock in connection with the Company’s repurchase of shares pursuant to the Program and on the terms and conditions set forth herein.
AGREEMENT
For and in consideration of the promises and of the mutual representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:
Section 1.Purchase and Sale.
1.1    Purchase of Stock. After the date of this Agreement, the Company shall purchase from Seller, shares of Seller Stock as follows:
(a)    At the end of the last Trading Day (as defined below) of each calendar week during the term of this Agreement, the Company shall cause its Broker to provide a report (the “Report”) setting forth for such calendar week (i) the date of each purchase of Common Stock under the Purchase Plan, (ii) the number of shares of Common Stock purchased, (ii) the applicable price paid per share of Common Stock purchased (including the weighted average price per share for all shares of Common Stock purchased during such week), (iv) the applicable settlement date, and (v) the applicable transaction costs owed to the Broker for executing the purchase (the information in subclauses (i) through (iv) is collectively referred to as the “Purchase Information”); provided, that with respect to the first purchase pursuant to this Agreement, such Report shall provide the aforesaid information for shares of Common Stock purchased during the entire calendar week in which this Agreement is executed, including information relating to the portion of such calendar week preceding the date of this Agreement.
(b)    Upon receipt of the Report, the Company shall promptly provide notice (and in no event no later than the end of the day on which the Company receives the Report) to Seller setting forth (i) the Purchase Information, (ii) the number of shares of Seller Stock which the Company will purchase from Seller, and (iii) the Purchase Price (as defined below) (the “Purchase Notice”). The number of shares of Seller Stock to be purchased by the Company shall be equal to equal to the product of 0.4066 times the number of shares of Common Stock purchased by the Broker as reflected in the Report (rounded up to the nearest whole share). The purchase of the Seller Stock shall occur on the first Trading Day following the date of the Report.
“Trading Day” means any day that the quotation and trading system of the “Primary Market” is available for the purchase of shares of Common Stock.

“Primary Market” means The NASDAQ Stock Market, LLC.

1.2    Purchase Price. For each purchase of shares of Seller Stock by the Company, the Company shall pay Seller a per share amount equal to the weighted average price per share of Common Stock purchased by the Broker pursuant to the Purchase Plan, as reflected in the Purchase Information for the calendar week reflected in the Report (the “Purchase Price”), which amount shall be payable in cash by wire transfer in “same-day” funds to an account designated by Seller or by delivery of a Company check payable to Seller, as directed by Seller.
1.3    Deliveries by Seller. Concurrently herewith and as a part of the transactions contemplated by this Agreement (the “Transactions ”), Seller has placed sufficient shares of Seller Stock in “street name” form in a designated account with Seller’s brokerage firm (“Seller’s Broker”) to satisfy his obligations under this Agreement. Upon Seller’s receipt of the Purchase Notice, Seller shall provide Seller’s Broker with a letter of authorization (the “Letter of Authorization”), with a copy to the Company, authorizing Seller’s Broker to transfer, effective as of the first Trading Day following the date of each Purchase Notice, the number of shares of Seller Stock reflected in the Purchase Notice to the Company in such form and to such account as the Company shall so designate to Seller or Seller’s Broker.
1.4    Purchase Plan Authorization. The Company represents to Seller, and Seller understands and agrees, that the Company will not authorize its Broker to purchase shares of Common Stock in the Primary Market pursuant to the Purchase Plan for an aggregate purchase price of more than $3,555,000 (exclusive of transaction costs); provided, that no representation is made, and no assurance can be given, to Seller that any additional shares of Common Stock will be purchased on behalf of the Company through its Broker in the Primary Market. The Company expressly reserves the right to discontinue the Program at any time (and to terminate any Purchase Plan thereunder in accordance with the terms thereof).
Section 2.    Representations and Warranties of Seller. Seller represents and warrants to the Company as follows:
2.1    Authorization. This Agreement and the Letter of Authorization have been duly executed and delivered by, and constitute the valid and binding obligation of, Seller, enforceable in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or (b) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought (the “Equitable Exceptions”). Seller has all requisite power to execute and deliver this Agreement and all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by Seller and the consummation by Seller of the Transactions have been duly authorized by Seller and no other action on the part of Seller is necessary to authorize the Transactions.
2.2    Seller Stock. Seller (a) owns of record and beneficially good and marketable title to all of Seller Stock free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, rights or restrictions of any character whatsoever other than standard state and federal securities law private offering legends and restrictions (collectively, “Liens”), and (b) has the right to vote Seller Stock on any matters as to which any of the capital stock of the Company is entitled to be voted under the laws of the state of organization of the Company and the Company’s Certificate of Incorporation and Bylaws, free of any right of any other person or entity.
2.3    No Violations. The execution, delivery and performance by Seller of this Agreement and the other agreements and documents contemplated hereby, including the Letter of Authorization, and the consummation by Seller of the Transactions will not (a) violate any statute, rule, regulation, order or decree of any governmental authority by which Seller or Seller Stock is bound or (b) result in a violation or breach of, or constitute a default under, or result in the creation of any Lien upon, or create any rights of termination, cancellation or acceleration in any person or entity with respect to any agreement, contract, license, franchise, permit, indenture, mortgage or instrument, including without limitation any will or trust agreement relating to Seller or his assets, to which Seller is a party or by which Seller Stock is bound.
2.4    Consents. No consent, approval or other authorization of any governmental authority or under any contract or other agreement, instrument or commitment to which Seller is a party or by which Seller or Seller Stock is bound is required as a result of or in connection with the execution or delivery of this Agreement, the Letter of Authorization and any other agreements and documents to be executed by Seller or the consummation by Seller of the Transactions.
2.5    Securities Representations.
(a)    Seller is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to evaluate the risks and merits of the Transactions and to reach an informed and knowledgeable decision to sell Seller Stock. As a result, Seller is capable of evaluating (either by Seller or through Seller’s representatives) the merits and risks of the sale of Seller Stock.
(b)    Seller has made his own investment analysis and decision to sell Seller Stock and has had the opportunity to conduct his own investigation to the extent Seller has deemed it necessary and desirable and, notwithstanding the foregoing, has determined, in consultation with counsel, that it is in Seller’s best interests to sell Seller Stock to the Company at this time. Seller is acting as principal for his own account in connection with the Transactions.
(c)    Seller is an “accredited investor,” as such term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the risks of sale of Seller Stock, and has carefully evaluated the same without reliance upon the Company. Seller has experience and familiarity with the market in which the Common Stock is traded. Seller is able to bear the economic risks of the Transactions and is voluntarily assuming all risks associated with the sale of Seller Stock.
(d)    Seller acknowledges receiving the reports and other documents filed to date by the Company with the Securities and Exchange Commission and Seller has had the opportunity to discuss the Company’s business, operations, prospects, management and financial affairs with the management of the Company and the opportunity to review any and all information and financial data of the Company. Seller further acknowledges that he has had an opportunity to ask questions of management of the Company, which questions were answered to Seller’s satisfaction.
(e)    Seller acknowledges that the Company and its affiliates have or may have nonpublic information concerning the Company or the Common Stock that has not been disclosed by the

Company to Seller. Seller further acknowledges that neither the Company, nor any of its affiliates, nor any of their respective directors, officers, employees, agents, brokers, trustees or advisors (collectively, “Company Related Persons” and each a “Company Related Person”) has made any representations to Seller concerning the Company or the Common Stock except as expressly set forth herein. Seller is not relying on any disclosure (or non-disclosure) made (or not made) by the Company or any other Company Related Person in connection with the Transactions.
(f)    Seller acknowledges that any nonpublic information may be indicative of a value of Seller Stock that is different from the Purchase Price reflected in each Transaction, or may be otherwise adverse to Seller, and such nonpublic information, if known to Seller, could be material to Seller’s decision to sell Seller Stock. Seller agrees that the Company shall not be obligated to disclose any nonpublic information it may have, or have liability with respect to such non-disclosure.
(g)    Seller acknowledges that public disclosure of this Agreement or the Transactions may itself materially impact the perceived value of the Common Stock.
(h)    Seller is relying on this Agreement to engage in the Transactions and would not engage in the Transactions in the absence of this Agreement.
2.6    Absence of Litigation. To the knowledge of Seller, no inquiry, action, suit or proceeding has been asserted, threatened or instituted (a) seeking to restrain or prohibit the carrying out of the Transactions or to challenge the validity of such Transactions or any part thereof or (b) as a result of which the Company would be deprived of any of the material benefits of the ownership of Seller Stock.
2.7    Rule 10b5-1 Representations. As of the date of this Agreement, Seller is not aware of any material nonpublic information about the Company or its securities. Seller is entering into this Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or any other provision of any federal, state or foreign securities law or regulation. Seller has not entered into or altered a corresponding or hedging transactions with respect to any of the Seller Stock or other securities of the Company.
Section 3.    Representations and Warranties of the Company. The Company represents and warrants to Seller as follows:
3.1    Organization and Authorization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. The Company has all requisite corporate power to execute and deliver this Agreement and all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by the Company and the consummation by the Company of the Transactions have been duly authorized by the Company’s Board of Directors (including its Audit Committee) and no other corporate action on the part of the Company is necessary to authorize the Transactions. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the Equitable Exceptions.
3.2    No Violations. The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by the Company and the consummation by the Company of the Transactions will not (a) violate any provision of the Company’s Certificate of Incorporation or Bylaws, (b) violate any statute, rule, regulation, order or decree of any governmental authority by which the Company or its properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person or entity with respect to any agreement, contract, indenture, mortgage or instrument to which the Company is a party or any of its properties or assets is bound.

3.3    Consents. No consent, approval or other authorization of any governmental authority or under any contract or other agreement, instrument or commitment to which the Company is a party is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by the Company or the consummation by the Company of the Transactions.
3.4    Rule 10b5-1 Representations. As of the date of this Agreement, the Company is not aware of any material nonpublic information about the Company or its securities. The Company is entering into this Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act
Section 4.    Indemnification and Release.
4.1    Seller agrees to indemnify and hold harmless the Company and each other Company Related Person from, and to reimburse each such person for, any and all claims, suits, actions, proceedings, damages, losses, liabilities and expenses (including, without limitation, reasonable attorney’s fees and disbursements) that may be instituted or asserted against or incurred by the Company or any other Company Related Person arising out of or based upon any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any document delivered pursuant hereto.
4.2    Seller agrees that it has and will have no claims (under any federal or state securities law or otherwise, to the extent permitted under applicable law) against the Company or any other Company Related Person in connection with or arising out of any failure of the Company or any Company Related Person to disclose any nonpublic information in connection with the Transactions, and Seller agrees not to assert any such claim.
Section 5.    Certain SEC Filings and Stock Trading Matters.
5.1    With respect to all purchases and sales under this Agreement, each party shall (assuming the accuracy of the other party’s representations and warranties in this Agreement) be solely responsible for its compliance, and shall comply, with all federal and state securities laws, including without limitation (a) any reporting requirements under Sections 13 or 16 of the Exchange Act and (b) the short-swing profit recovery provisions under Section 16 of the Exchange Act. Without limiting the foregoing, Seller covenants to timely file Form 4s and any amendment to Schedule 13D with the Securities and Exchange Commission (the “SEC”) reporting the execution of this Agreement and the sale of the shares of Seller Stock, each in accordance with the Exchange Act and the rules and regulations promulgated thereunder.
5.2    Seller agrees with the Company that during the term of this Agreement he shall not purchase, sell or otherwise effect any transactions involving shares of Common Stock in the open market (ie, in the Primary Market).

Section 6.    General.
6.1    Termination. This Agreement shall terminate immediately following the earlier of the completion of the purchase and sale of Seller Shares as required in accordance with the terms of Section 1 of this Agreement based on any and all purchases of shares of Common Stock under the Purchase Plan and the termination of the Purchase Plan (other than a termination of the Purchase Plan due to the “Plan Purchase Period” ending under the Purchase Plan in accordance with Section A.2(a) thereof).
6.2    Further Assurances. Seller and the Company hereby agree to execute and deliver such certificates, instruments and other documents, and to take all other actions, as may be reasonably requested by the other party in order to carry out, evidence or give effect to the transactions contemplated by this Agreement, including, without limitation, the Transactions.
6.3    Entire Agreement. This Agreement and the Letter of Authorization constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein with respect to the subject matter hereof.
6.4    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other party hereto, and any purported assignment in violation of this Section 6.4 shall be null and void.
6.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.
6.6    Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.
6.7    Construction. As used in this Agreement, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision.
6.8    Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
6.9    Notices. Any notice, request, instruction, document or other communication to be given hereunder by any party hereto to any other party hereto shall be in writing and validly given if (a) delivered personally, (b) delivered by overnight express or (c) sent by registered or certified mail, postage prepaid, as follows:

If to Seller:	George K. Broady
751 Canyon Drive, Suite 100
Coppell, TX 75019

If to the Company:	Natural Health Trends Corp.
Attention: Chief Financial Officer
609 Deep Valley Drive, Suite 395
Rolling Hills Estates, California 90274

or to such other address or counsel as any party hereto shall specify pursuant to this Section 6.7 from time to time or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally, or sent by overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail.
6.10    Governing Law. This Agreement shall be construed in accordance with laws of the State of Texas, without regard for its conflict of law principles.
6.11    Survival of Covenants, Agreements, Representations and Warranties. All representations, warranties, covenants, agreements and indemnities made hereunder or pursuant hereto or in connection with the Transactions shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.
6.12    Severability. The provisions of this Agreement shall be severable in the event that any of the provisions contained herein are held to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.
6.13    Expenses. The Company, on the one hand, and Seller, on the other hand, shall be solely responsible for their respective costs and expenses incurred in connection with the Transactions.
6.14    Third Party Beneficiaries. No person or entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.
6.15    Number and Gender of Words. Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.
6.16    Further Assurances. From time to time after the date hereof, at the request of any other party but at the expense of the requesting party, any party hereto shall execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the requesting party may reasonably request in order to consummate or evidence the Transactions.
6.17    Attorney’s Fees. Subject to the other provisions of this Agreement, should either party hereto institute any action or proceeding in court to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement or for any other judicial remedy, the prevailing party shall be entitled to receive from the losing party all reasonable attorney’s fees and expenses and all mediation, arbitration and court costs in connection with said proceeding.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

THE COMPANY:

NATURAL HEALTH TRENDS CORP.

By:	/s/ Timothy S. Davidson
Name:	Timothy S. Davidson
Title:	Senior Vice President and Chief Financial Officer

SELLER:

GEORGE K. BROADY

/s/ George K. Broady

[Signature Page to Stock Repurchase Agreement]